Exhibit 1

NEWS RELEASE

North American Palladium Announces Appointment of

New Interim Chief Financial Officer

Toronto, Ontario, January 18, 2016 – North American Palladium Ltd. (“NAP” or the “Company”) (TSX: PDL) (OTC PINK: PALDF) today announced the appointment of Timothy J. Hill, CPA, CMA, MSF as its Interim Chief Financial Officer (CFO), following the resignation of Christine Napierala. Both changes are effective February 1st 2016. Christine Napierala has been the Company’s CFO since the recapitalization of the Company in August 2015 and has been an employee of NAP since 2003. Ms. Napierala resigned to take a finance position in Thunder Bay outside of the mining industry.

“On behalf of the board and management I would like to thank Christine for her years of dedicated service to NAP in a series of progressive responsibilities and we wish her success in her future career” said Jim Gallagher, President and Chief Executive Officer.

Timothy Hill joined NAP in November 2015 as the Director of Business Improvement and Innovation and has been focused on costs reductions and strategic initiatives since then. Previous to NAP Mr. Hill was the Manager – North Atlantic Business Planning for Vale Canada. In this role he coordinated the business plans for several mines, mills, smelters and refineries and also evaluated major capital expenditures and strategic projects for this area. Previous to this role within Vale, he was Finance Manager overseeing accounting and finance functions for Vale Canada as well as indirectly managing a large finance group in Brazil. Mr. Hill is a Chartered Public Accountant and a Certified Management Accountant. He graduated from the Queen’s University of Belfast with a Master of Science (Finance) and from the University of Victoria with a Bachelor of Science (Economics).

“Tim brings a wealth of knowledge in financial accounting, reporting and business systems which will drive improvements in our processes at NAP. He will also continue his current relationships with our external supplier partners driving for efficiencies and cost reductions. We are excited about Tim’s expanded role as we move our strategy forward” added Mr. Gallagher.

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine (LDI) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, offering investors exposure to palladium. The Company’s shares trade on the TSX under the symbol PDL and on the OTC Pink under the symbol PALDF.

For further information, please contact:

North American Palladium Ltd.

Investor Relations

416-360-7374

IR@nap.com

Cautionary Statement on Forward-Looking Information

Certain information contained in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The words ‘planned’, ‘preliminary’, ‘believe’, ‘forecast’, ‘will’, ‘anticipate’, ‘expect’, ‘would’, ‘could’, ‘estimate’, ‘promising’ and similar expressions identify forward-looking statements. Forward-looking statements in this news release include, without limitation: manpower decisions, mill operating schedule and 2015 palladium production forecast. Forward-looking statements involve known and unknown risk factors that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. For more details on these and other risk factors see the Company’s most recent Annual Information Form/Form 40-F on file with Canadian provincial securities regulatory authorities and the SEC.

Forward-looking statements are also based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release include, but are not limited to: the Company’s ability to continue normal business operations at its Lac des Iles mine, that metal prices and exchange rates between the Canadian and United States dollar will be consistent with the Company’s expectations, that there will be no significant disruptions affecting operations, and that prices for key mining and construction supplies will remain consistent with the Company’s expectations. The forward-looking statements are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

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